Exhibit 99.1

PRESS RELEASE

Sonic Foundry Reports Second Quarter 2009 Results

MADISON, Wis. – May 5, 2009 – Sonic Foundry, Inc. (NASDAQ: SOFO), the recognized market leader for rich media webcasting and knowledge management, today announced financial results for its fiscal 2009 second quarter ended March 31, 2009.  The Company posted:

•	Revenue of $5.4 million, up 38 percent from fiscal Q2 2008 revenue of $3.9 million.
•	A quarterly loss of $152 thousand equating to $0.00 per diluted share. These results compare to a $2.3 million loss or $(0.06) per diluted share in the second quarter of 2008.
•	Billings of $5.5 million compared to $4.5 million in the second quarter of 2008.
•	Non-GAAP net income of $301 thousand or $0.01 per diluted share compared to non-GAAP net loss of $1.0 million or $(0.03) per diluted share in the second quarter of 2008.
•	Service revenue of $2.1 million, up 24 percent from Q2 2008.
•	Unearned revenue balance of $4.7 million at March 31, 2009 compared to $3.5 million at March 31, 2008.
•	Operating expenses of $4.2 million, down 16 percent from $5.0 million during the second quarter of fiscal 2008.

Non-GAAP net income primarily excludes all non-cash related expenses of stock compensation, depreciation, amortization and includes the cash impact of billings not recognized as revenue. Reconciliation between GAAP and non-GAAP results is provided at the end of this press release.

Targeted sales strategies combined with a cost reduction plan initiated in the second quarter of fiscal 2008 have allowed the company to realize a significant improvement in both cash flows and net income while continuing to grow the business. The positive revenue growth combined with expense reductions resulted in achieving $0.00 per diluted share and quarter over quarter EPS improvement for the fourth consecutive reporting period.

The company increased the balance of unearned revenue by $1.3 million or 36% from March 31, 2008 to its current end of quarter level of $4.7 million. Of the unearned revenue balance, the company expects to realize $2.0 million in the upcoming quarter. Gross margin was 75 percent, up from 71 percent in the prior year.

Billings to higher education customers totaled 60 percent of total billings for the second quarter, comparable to 62 percent in the second quarter of 2008. Total international sales accounted for approximately 32 percent of the quarter’s billings, including approximately $1 million of billings to a single international customer, King Abdullah University of Science and Technology (KAUST). The project is expected to exceed $2 million, including $700 thousand completed in Q1 2009 and additional commitments of approximately $400 thousand expected to be completed in Q3 2009.

Outsourced webcasting services resulted in $382 thousand or seven percent of total billings for the quarter, a 27 percent increase year over year. Sonic Foundry Event Services customers are typically corporate meeting planners, communication executives or training directors planning either large, multi-room, multi-day events or high-profile live events such as press conferences or product launches. The company anticipates demand for event webcasting will continue to increase as organizations impose further travel constraints on employees.

“We are extremely pleased with the growth trends we are seeing in the business along with improved cost control,” said Rimas Buinevicius, chairman and CEO of Sonic Foundry. “Through this very challenging economic period, Sonic Foundry has trended positive on various key metrics, due in large part to the successful strategy initiated over a year ago. We intend to continue to differentiate our offerings and provide clear benefits to our customers, who now increasingly recognize the value of rich media webcasting in the learning and training markets.”

Sonic Foundry will host a corporate webcast today for analysts and investors to discuss its second quarter fiscal 2009 results at 3:30 p.m. CT / 4:30 p.m. ET. It will use its patented rich media communications system, Mediasite, to webcast the presentation for both live and on-demand viewing. To access the presentation, go to www.sonicfoundry.com/q2. An archive of the webcast will be available for 30 days.

The company received notice from NASDAQ on October 22, 2008 that, in response to extraordinary market conditions, NASDAQ was suspending enforcement of the minimum bid price requirement of $1.00 per share for 90 days. Sonic Foundry received additional notices on December 23, 2008 and March 24, 2009 extending the suspension of the minimum bid price for an additional 90 days. The rule suspension provides more time for companies to regain compliance with the minimum $1 per share requirement.  Without further suspensions of the rule, Sonic Foundry will need to regain compliance with the minimum bid price by December 2009.

EXPLANATION OF NON-GAAP MEASURES
To supplement our financial results presented on a GAAP basis, we use the measure of non-GAAP net income or loss in our financial presentation, which exclude certain non-cash costs and include certain cash billings not recognized as revenue for GAAP purposes. Our non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning for and forecasting future periods. Our non-GAAP financial measures reflect adjustments based on the following items:

•
Billings not recorded as revenue: We have included the cash effect of billings not recorded as revenue, which are deferred for GAAP purposes, in arriving at non-GAAP net income or loss.  Our services are typically billed and collected in advance of providing the service which requires minimal cost to perform in the future.  Billings are a better indicator of customer activity and cash flow than revenue is, in management’s opinion, and is therefore used by management as a key operational indicator.

•
Depreciation and amortization of intangible and other assets expenses: We have excluded the effect of depreciation and amortization of assets from our non-GAAP net income or loss. Amortization of intangible assets expense varies in amount and frequency and it is significantly affected by the timing and size of our acquisitions. Depreciation and amortization of asset costs is a non-cash expense that includes the periodic write-off of tooling, product design and other assets that contributed to revenues earned during the periods presented and will contribute to future period revenues as well.

•
Personnel and program reduction costs: We have excluded the additional costs incurred as a result of our cost reduction plan which was communicated in January 2008. These costs include severance costs associated with employee reductions as we better aligned ourselves with key vertical markets.  Also excluded is a one time charge associated with an early extinguishment of a lease.

•
Stock-based compensation expenses: We maintain an employee qualified stock option plan under which we grant options to acquire common stock to eligible employees. We also maintain an employee stock purchase plan under which common stock may be issued to eligible employees at a reduced price. Stock-based compensation expenses are recorded for these plans in accordance with Statement of Financial Accounting Standard No. 123R, Share-Based Payment – an Amendment of FASB Statement Nos. 123 and 95. Stock-based compensation expense is a non-cash expense. As a result, we have excluded the effect of stock-based compensation expenses from our non-GAAP net income or loss.

About Sonic Foundry®, Inc.
Sonic Foundry (NASDAQ: SOFO, www.sonicfoundry.com) is the global leader for rich media webcasting and knowledge management, providing enterprise communication solutions for more than 1,500 customers in education, business and government. Powered by Mediasite, the patented webcasting platform which automates the capture, management, delivery and search of lectures, online training and briefings, Sonic Foundry empowers people to transform the way they communicate. Through the Mediasite platform and its Events Services group, the company helps customers connect a dynamic, evolving world of shared knowledge and envisions a future where learners and workers around the globe use webcasting to bridge time and distance, accelerate research and improve performance.

Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Sonic Foundry's products, its ability to succeed in capturing significant revenues from media services and/or systems, the effect of new competitors in its market, integration of acquired business and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

Investor Contact:
Rob Schatz
Wolfe, Axelrod, Weinberger & Assoc., LLC
212-370-4500
rob@wolfeaxelrod.com

Sonic Foundry, Inc. Consolidated Balance Sheets (in thousands, except for share data)

	(Unaudited) March 31, 2009	September 30, 2008
Assets
Current assets:
Cash and cash equivalents	$2,497	$3,560
Accounts receivable, net of allowance of $105 and $150	4,012	3,864
Inventories	128	330
Prepaid expenses and other current assets	738	429
Total current assets	7,375	8,183
Property and equipment:
Leasehold improvements	980	980
Computer equipment	2,503	2,476
Furniture and fixtures	461	461
Total property and equipment	3,944	3,917
Less accumulated depreciation	2,399	2,223
Net property and equipment	1,545	1,694
Other assets:
Goodwill	7,576	7,576
Other intangibles, net of amortization of $26 and $19	14	21
Total assets	$16,510	$17,474

Liabilities and stockholders' equity
Current liabilities:
Line of credit	$600	$-
Accounts payable	704	1,256
Accrued liabilities	1,158	1,113
Unearned revenue	4,722	4,661
Current portion of notes payable	333	333
Current portion of capital lease obligations	40	46
Total current liabilities	7,557	7,409

Long-term portion of notes payable	56	223
Long-term portion of capital lease obligations	5	24
Other liabilities	213	255
Total liabilities	7,884	7,911

Stockholders' equity:
Preferred stock, $.01 par value, authorized 5,000,000 shares; none issued and outstanding	—	—
5% preferred stock, Series B, voting, cumulative, convertible, $.01 par value (liquidation preference at par), authorized 10,000,000 shares, none issued and outstanding	—	—
Common stock, $.01 par value, authorized 100,000,000 shares; 36,035,117 and 35,728,837 shares issued and 35,907,950 and 35,601,670 shares outstanding	359	357
Additional paid-in capital	184,657	184,204
Accumulated deficit	(176,195)	(174,803)
Receivable for common stock issued	(26)	(26)
Treasury stock, at cost, 127,167 shares	(169)	(169)
Total stockholders' equity	8,626	9,563
Total liabilities and stockholders' equity	$16,510	$17,474

See accompanying notes

Sonic Foundry, Inc. Consolidated Statements of Operations (in thousands, except for share and per share data) (Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2009	2008	2009	2008

Revenue:
Product	$3,249	$2,182	$4,993	$3,124
Services	2,129	1,719	4,365	3,277
Other	35	28	64	48
Total revenue	5,413	3,929	9,422	6,449
Cost of revenue:
Product	1,195	1,097	1,961	1,606
Services	135	57	260	270
Total cost of revenue	1,330	1,154	2,221	1,776
Gross margin	4,083	2,775	7,201	4,673

Operating expenses:
Selling and marketing	2,607	3,330	5,270	6,876
General and administrative	733	736	1,516	1,714
Product development	887	982	1,790	1,928
Total operating expenses	4,227	5,048	8,576	10,518
Loss from operations	(144)	(2,273)	(1,375)	(5,845)

Other income (expense), net	(8)	(5)	(17)	27
Net loss	$(152)	$(2,278)	$(1,392)	$(5,818)

Net loss per common share:
– basic and diluted	$(0.00)	$(0.06)	$(0.04)	$(0.16)

Weighted average common shares – basic and diluted	35,814,417	35,572,140	35,781,939	35,566,949

See accompanying notes

Non-GAAP Consolidated Statements of Operations
(in thousands)

	Fiscal Quarter Ended March 31, 2009			Fiscal Quarter Ended March 31, 2008
	GAAP	Adj(1)	Non- GAAP	GAAP	Adj(1)	Non-GAAP

Revenues	$5,413	$118	$5,531	$3,929	$571	$4,500

Cost of revenue	1,330	—	1,330	1,154	—	1,154

Total Operating expenses	4,227	(332)	3,895	5,048	(703)	4,345

Loss from operations	(144)	453	309	(2,273)	1,274	(999)

Other income	(8)	—	(8)	(5)	—	(5)

Net income (loss)	$(152)	$453	$301	$(2,278)	$1,274	$(1,004)

Diluted net income (loss) per common share	$(0.00)	$0.01	$0.01	$(0.06)	$0.03	$(0.03)

(1)Adjustments consist of the following:

Billings		118			571
Depreciation (in G&A)		173			166
Personnel and program reductions		-			316
Stock-based compensation(2)		162			221

Total non-GAAP adjustments		453			1,274

(2) Stock-based compensation is included in the following GAAP operating expenses:

Selling and marketing		105			141
General and administrative		15			24
Research and development		42			56

Total stock-based compensation		162			221